Exhibit D

Execution Version

CDI Corp.

PERFORMANCE UNITS

1. Grant of Performance Units. CDI Corp., a Pennsylvania corporation (the “Company”) hereby grants to Daniel Hugo Malan (the “Recipient”) 142,052 Performance Units (“PSU”). This Grant is subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference. In the event of a conflict between the terms of this agreement (this “Agreement’) and the Plan, this Agreement will prevail. Notwithstanding anything contained in this Agreement to the contrary, the maximum amount payable hereunder is $5,000,000.

2. Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Plan.
(a) “Cause” shall have the meaning set forth in the Employment Agreement.
(b)    “CDI Stock” means the Common Stock.
(c)    “Committee” means the Compensation Committee of the Board or its successor.
(d)    “Daily Value” on any date shall mean the sum of (x) the closing price of actual sales of Common Stock on the New York Stock Exchange (“NYSE”) on such date or, if there are no such sales on such date, the closing price of Common Stock on the NYSE on the last preceding date on which there was a sale; or if Common Stock is not then listed on the NYSE, (i) the per share closing price on such date on the primary U.S. national securities exchange on which Common Stock is listed or, if there are no such sales on such date, the closing price of Common Stock on such exchange on the last preceding date on which there was a sale or (ii) if not so listed and Common Stock is publically traded on an inter-dealer quotation system, the closing price on such date on such system, or, if there are no such sales on such date, the closing price of Common Stock on such system on the last preceding date on which there was a sale plus (y) the aggregate per share Extraordinary Cash Dividends having a record date that occurs on or after the commencement of the Measurement Period but on or before the date on which Daily Value is being determined. Notwithstanding the foregoing, during the Sale Period, the Daily Value shall equal 83.33% of the amount determined in the preceding sentence.
(e)    “Date of Grant” means October 27, 2014.
(f)    “Employment Agreement” means the Recipient’s employment agreement with CDI Corporation, dated as of October 27, 2014, as the same may be amended, amended and restated and/or supplemented from time to time.
(g)    “Extraordinary Cash Dividend” means a cash dividend paid on the CDI Stock that the Committee acting reasonably and in good faith determines is not a regular or ordinary cash dividend. The amount of any Extraordinary Cash Dividend shall be determined by the Committee acting reasonably and in good faith.
(h)     “Good Reason” shall mean any occurrence, without the Recipient’s explicit prior written consent, of: (i) a material office relocation of 50 or more miles, (ii) a material

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reduction in Recipient’s title, duties or responsibilities and (iii) a material reduction in Base Salary (as defined in the Employment Agreement).  A termination under clause (ii) shall be for Good Reason only if Recipient provides the Board with notice of the event alleged to constitute Good Reason within 30 days after Recipient’s knowledge of its occurrence, the Board fails to cure such act within 30 days after receipt of such notice and Recipient terminates his employment within 30 days after such cure period expires uncured.
(i)    “Grant” means the grant of PSUs to the Recipient which is described in Section 1 of this Agreement.
(j)    “Maximum Hurdle” means $47.37, subject to adjustment as set forth in Section 8 below.
(k)    “Measurement Period” shall mean the period commencing on the Date of Grant and ending on the earliest of (A) September 15, 2019, (B) the date of the termination of the Recipient’s employment with the Company or any of its Subsidiaries for any reason other than by the Company or any of its Subsidiaries without Cause or due to death or Total Disability, (C) the six month anniversary of the date of the termination of the Recipient’s employment by the Company or any of its Subsidiaries without Cause (provided that the extension of the Measurement Period under this clause (C) beyond the termination of the Recipient’s employment is conditioned on the Recipient’s execution and non-revocation of the Release in accordance with Section 7(b)(ii) of the Employment Agreement (including during the time periods set forth therein)), (D) the date of the termination of the Recipient’s employment with the Company or any of its Subsidiaries due to death or Total Disability, (E) the occurrence of a Sale of the Company or (F) the last day of the first Performance Period for which the Reference Price equals or exceeds the Maximum Hurdle.
(l)    “Minimum Hurdle” means $31.58, subject to adjustment as set forth in Section 8 below.
(m)    “Performance Period” means any period of 90 consecutive trading days during the Measurement Period.
(n)    “Plan” means the CDI Corp. Amended and Restated 2004 Omnibus Stock Plan, as amended.
(o)    “Reference Price” means, for any Performance Period, the highest number that would not exceed any of the amounts determined under the following three clauses:  (i) the average Daily Value during such Performance Period, (ii) for the 60 trading days during such Performance Period with the highest Daily Value (whether or not consecutive), such trading day with the lowest Daily Value and (iii) the lowest Daily Value during the last 20 trading days during such Performance Period. Notwithstanding the foregoing, if a Sale of the Company occurs on or prior to the expiration of the Measurement Period, then the Reference Price for such Performance Period ending on the date of consummation of the Sale of the Company shall equal the Sale Price.
(p)    “Reference Price Minimum Hurdle” means the greater of the Minimum Hurdle and the highest Reference Price for any previously completed Performance Period.
(q)    “Release” shall have the meaning set forth in the Employment Agreement.

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(r)    “Sale of the Company” shall mean any Person, or more than one Person acting as a group within the meaning of Section 409A of the Code, acquires (by merger or pursuant to an offer which was open to all shareholders) ownership of stock of the Company that constitutes more than 90 percent of all outstanding stock of the Company.
(s)    “Sale Period” means the period commencing on the date on which a public announcement is made regarding a transaction that, if consummated, would result in a Sale of the Company and ending on the earlier of (i) the date on which a Sale of the Company is consummated, (ii) the date on which the agreement that would give rise to a Sale of the Company is terminated or (iii) the date on which the Company or the prospective acquiror publicly announces that such transaction is no longer being pursued.
(t)    “Sale Price” means 83.33% of the sum of (x) the per-share consideration paid for CDI Stock in a Sale of the Company, plus (y) all per-share Extraordinary Cash Dividends having a record date during the Measurement Period.
(u)    “Total Disability” shall have the meaning set forth in the Employment Agreement.
3. General. PSUs will be earned upon the satisfaction of both the performance requirements set forth in Section 4 (the “Performance Requirements”) and the time-based vesting requirements set forth in Section 5 (the “Time-Based Requirements”). Subject to Section 8, all earned PSUs shall be settled in cash as set forth in Section 6. Any PSUs that are not earned as of the end of the Measurement Period shall be immediately forfeited with no compensation or other consideration or payment due to the Recipient. Attachment 1 hereto contains an illustration of Sections 3, 4, 5, 6, 7 and 8 hereof and the definitions of terms under Section 2 related thereto.

4. Performance Requirements. The Performance Requirements shall be satisfied during any Performance Period based on the Reference Price for such Performance Period, as follows:

(a)
If the Reference Price for a Performance Period is equal to or below the Reference Price Minimum Hurdle, then the Performance Requirements shall not be treated as being satisfied for that Performance Period unless Section 4(b) applies.

(b)
If the Reference Price for a Performance Period equals the Minimum Hurdle and no portion of the Performance Requirements were satisfied during any prior Performance Period, then the Performance Requirements shall be treated as being satisfied for $2,000,000. For the avoidance of doubt, the Performance Requirements will be treated as being satisfied for such amount only with respect to the first Performance Period for which the Reference Price equals the Minimum Hurdle (provided that no portion of the Performance Requirements were satisfied during any prior Performance Period).

(c)
If the Reference Price for a Performance Period exceeds the Reference Price Minimum Hurdle but is less than the Maximum Hurdle, then an additional portion of the Performance Requirements shall be satisfied such that the Performance Requirements shall be treated as being satisfied for the Performance Period being tested and all prior Performance Periods for an aggregate of $2,000,000, plus the product of (x) $3,000,000 and (y) a fraction, the numerator of which equals the difference between the Reference Price and the Minimum Hurdle and the denominator of which equals the difference between the Maximum Hurdle and the Minimum Hurdle.

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(d)
If the Reference Price for a Performance Period equals or exceeds the Maximum Hurdle, then an additional portion of the Performance Requirements shall be satisfied such that the Performance Requirements shall be treated as being satisfied for the Performance Period being tested and all prior Performance Periods for an aggregate of $5,000,000.

Subject to the Committee’s certification of the satisfaction of the Performance Requirements for any Performance Period, on the last day of each such Performance Period with respect to which the Performance Requirements are satisfied as set forth herein, a number of PSUs equal to the quotient of (i) the additional amount with respect to which the Performance Requirements are treated as being satisfied in such Performance Period, divided by (ii) the Daily Value on the last day of such Performance Period (determined without regard to the last sentence of the definition of Daily Value), shall be immediately converted into their settlement amount (such PSUs that are so converted, “Performance-Satisfied PSUs”), with such settlement amount to equal the Fair Market Value of one share of CDI Stock on the last day of such Performance Period, plus the Accumulated Dividend Equivalent Value with respect to such Performance Satisfied PSU (such amount with respect to any Performance-Satisfied PSU, the “Settlement Amount” stated as a U.S. dollar amount determined at such time and with respect to all such Performance-Satisfied PSUs, the “Aggregate Settlement Amount,” which Aggregate Settlement Amount shall be the sum of all such stated U.S. dollar amounts). The Aggregate Settlement Amount shall be paid only upon the satisfaction of the Time-Based Requirements. If the Performance Requirements have been satisfied for at least one Performance Period during the Measurement Period, then in no event shall the Aggregate Settlement Amount determined under this Section be less than $2,000,000 nor more than $5,000,000. If the Performance Requirements have not been satisfied for at least one Performance Period during the Measurement Period, then the Aggregate Settlement Amount shall be $0. Any PSUs that have not become Performance-Satisfied PSUs as of the last day of the Measurement Period shall be immediately forfeited with no consideration or other compensation or payment due to the Recipient.

5. Time-Based Requirements. The Time-Based Requirements will be satisfied if any of the three following conditions is met: (i) the Recipient has been continuously employed by the Company or a Subsidiary from the Date of Grant through and including September 15, 2019, (ii) on or prior to September 15, 2019, the Recipient’s employment was terminated by the Company or any of its Subsidiaries without Cause, by the Company or any of its Subsidiaries due to Total Disability or as the result of the Recipient’s death or (iii) on or prior to September 15, 2019 but on or after the occurrence of a Sale of the Company, the Recipient terminates his employment with the Company or any of its Subsidiaries for Good Reason (and in the case of clauses (ii) and (iii), the Recipient (or his estate, as applicable) executes and does not revoke the Release, such that the Release becomes effective, within 60 days after the date of termination); provided, however, that in the event of such a termination of employment by the Company or any of its Subsidiaries due to Total Disability, the Recipient must acknowledge at the time of his termination that his termination is due to Total Disability and that he does not have any claims against the Company or any of its Subsidiaries (other than for vested benefits and earned but unpaid compensation). If the Recipient’s employment with the Company or any of its Subsidiaries terminates on or prior to September 15, 2019 for any reason other than as described in clauses (ii) and (iii) in the first sentence of this Section 5, or if the Time-Based Requirements are not otherwise satisfied (such as by failing to timely execute the Release or not making the acknowledgement described in the immediately preceding sentence), then subject to Section 8 below, the Aggregate Settlement Amount, as well as all PSUs, including, without limitation, any that have become Performance-Satisfied PSUs, shall be immediately forfeited with no consideration or other compensation or payment due to the Recipient. The

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parties hereto specifically acknowledge and agree that Section 10.4 of the Plan shall not apply to this Grant.

6. Settlement. If the Time-Based Requirements and any portion of the Performance Requirements have been satisfied, then the Aggregate Settlement Amount shall be paid to the Recipient in a lump sum cash payment within 30 days after September 15, 2019; provided, however, that if (x) the Time-Based Requirements are satisfied pursuant to clause (ii) or (iii) of Section 5 above excluding death, then payment of the Aggregate Settlement Amount instead shall be made within 60 days after the earlier of the day that is 6 months following Recipient’s date of termination of employment or September 15, 2019 and (y) the Time-Based Requirements are satisfied under clause (ii) of Section 5 as a result of the Recipient’s death, payment of the Aggregate Settlement Amount shall be made within 60 days after the date of such death. The parties hereto agree that the occurrence of a Change in Control or Sale of the Company shall not accelerate the payment date (provided that the Company retains the discretion to accelerate the payment date in connection with a Sale of the Company to the extent permitted under, and in accordance with, Treasury Regulation Section 1.409A-3(j)).

7. Dividend Equivalents. No dividends shall be paid with respect to any PSUs. However, if an Extraordinary Cash Dividend has a record date during the Measurement Period, then any PSUs that have not become Performance-Satisfied PSUs as of the record date of such Extraordinary Cash Dividend shall be credited with the Common Stock per-share amount of such Extraordinary Cash Dividend as of such record date (the amount of dividend equivalents so credited on any PSU, such PSU’s “Accumulated Dividend Equivalent Value”), with such amount to be paid only as provided in Sections 4, 6 and 8. The Accumulated Dividend Equivalent Value shall be immediately forfeited with no consideration or other compensation or payment due to the Recipient in the event that the PSUs to which such amounts relate are forfeited.

8. Special Vesting Election. Notwithstanding anything contained in Sections 4, 5, 6 or 7 above or any other provision of this Agreement to the contrary, if any portion of the Performance Requirements have been satisfied on or after the second anniversary of the Grant Date and prior to September 15 2018, then the Recipient may, in his sole discretion, provide the Committee with a written election to freeze the Aggregate Settlement Amount as of the date of such election, with such election to be provided between the second anniversary of the Grant Date and September 15, 2018. Such election shall be irrevocable. If such an election is made, then the Aggregate Settlement Amount shall be frozen as of such date (and shall not increase or decrease thereafter (except as otherwise provided in the second to last sentence of this Section 8)), and the Recipient shall fully vest in such Aggregate Settlement Amount on the earlier of (x) the first anniversary of the date on which the Committee receives such written notice of election, provided that the Recipient remains employed with the Company or any of its Subsidiaries through such first anniversary or (y) the date on which the Recipient’s employment with the Company or any of its Subsidiaries is terminated by the Company or any of its Subsidiaries without Cause or due to the Recipient’s Total Disability, by the Recipient for Good Reason following a Sale of the Company, or as the result of the Recipient’s death. If the Recipient’s employment with the Company or any of its Subsidiaries terminates prior to such first anniversary of the Committee’s receipt of such written election for any reason other than as provided in clause (y) of the immediately preceding sentence, then (i) all PSUs hereunder (whether or not such PSUs have become Performance Satisfied PSUs) shall be immediately forfeited with no compensation, consideration or other payment due to the Recipient, (ii) the Aggregate Settlement Amount shall be deemed to be zero and (iii) the Recipient shall not be entitled to receive any compensation or payments under this Agreement. To the extent vested in accordance with this Section 8, the Aggregate Settlement Amount shall be settled in a lump

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sum cash payment within 30 days after September 15, 2019; provided, however, that if (A) the Recipient became vested in the Aggregate Settlement Amount under this Section 8 as the result of his termination of employment described in clause (y) above excluding death, then payment of the Aggregate Settlement Amount under this Section 8 instead shall be made within 60 days after the earlier of the day that is 6 months following Recipient’s date of termination of employment or September 15, 2019 and (B) the Recipient became vested in the Aggregate Settlement Amount under this Section 8 as a result of the Recipient’s death, payment of the Aggregate Settlement Amount under this Section 8 shall be made within 60 days after the date of such death; provided further, however, that as a condition to receiving payment of the Aggregate Settlement Amount under this Section 8 in connection with a termination of employment, the Recipient (or his estate, as applicable) must execute and not revoke the Release, such that the Release becomes effective, within 60 days after the date of termination.

9. Adjustments. In the event of a reorganization, recapitalization, stock split, spin-off, split-off, split-up, stock dividend, issuance of stock rights, combination of shares, merger, consolidation or any other change in the corporate structure of the Company affecting CDI Stock, then in addition to the adjustments permitted by the Plan, the Committee shall make any equitable adjustment to the Maximum Hurdle, the Reference Price Minimum Hurdle and the Minimum Hurdle, as well as the then highest achieved Reference Price in order to prevent the dilution or enlargement of rights hereunder (it being understood that the Maximum Hurdle and Minimum Hurdle are intended to represent a 300% increase and a 200% increase, respectively, in a trading price for the CDI Stock of $15.79, and as such, if an event described above occurs, it may be necessary to adjust such Maximum Hurdle, Reference Price Minimum Hurdle, Minimum Hurdle and the then highest achieved Reference Price to continue to reflect the desired percentage increase).

10. Tax Withholding. The amount of cash to be delivered to the Recipient, if any, under this Grant shall be reduced by all taxes (including, without limitation, federal, state, local or foreign income or payroll taxes) required by law to be withheld in connection with the payout relating to this Grant.

11. Nontransferablity of this Grant. Neither this Grant nor the PSUs may be transferred, in whole or in part, except by will or the applicable laws of descent and distribution.
12. Awards Policy. This Grant is subject to the terms and conditions of the Policy on Cash Bonus Awards and Equity Awards Clawback for CDI Corp. and its Related Companies. This Grant is also subject to clawback to the extent required by Section 10D(b)(2) of the Securities Exchange Act of 1934, as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.
13. Cancellation of PSU and Repayment of Gains. Notwithstanding any other provision of this Agreement, if the Recipient has entered into competition with the Company or any of its Subsidiaries in breach of the non-competition covenant set forth in Section 9(i) of the Employment Agreement, the Committee may, in its discretion, at any time during the term of such non-competition covenant: (a) cancel any PSUs and the Settlement Amount related thereto and/or (b) require the Recipient to pay to the Company an amount equal to the amount paid to the Recipient in respect of this Grant during the one-year periods prior to and after the termination of the Recipient’s employment or engagement with the Company or any of its Subsidiaries.

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14. Shareholder Rights. Neither the Recipient nor any person to whom the Recipient’s rights shall have passed by will or by the laws of descent and distribution shall have any of the rights of a shareholder with respect to any PSUs covered by this Grant.
15. PSUs Do Not Affect Employment Relationship. This Grant shall not confer upon the Recipient any right to continue in the employ or service of the Company or any of its Subsidiaries, nor interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment of the Recipient at any time.
16. Acknowledgement. The Recipient acknowledges receipt of a copy of the Plan and certain information related thereto and represents that he is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all of the terms and provisions of the Plan. The Recipient has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of independent counsel prior to executing this Agreement and fully understands all provisions relating to this Agreement. In addition, by entering into this Agreement and accepting this Grant, the Recipient acknowledges that: (a) this Grant is a one-time benefit and does not create any contractual or other right to receive future grants, awards or other benefits in lieu of grants; (b) the Recipient’s participation in the Plan is voluntary; (c) this Grant is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, termination, bonuses, retirement benefits or similar payments; and (d) the future value of CDI Stock is unknown and cannot be predicted, and the Recipient is not, and will not, rely on any representation by the Company or any of its personnel regarding the future value of CDI Stock. The Recipient acknowledges that this Grant is, and fully satisfies the Company’s obligations with respect to, the PSU Award, as described in the Employment Agreement.

17. Code Section 409A. This Agreement is intended to comply with, or be exempt from, Code Section 409A and shall be interpreted consistent therewith and without resulting in any increase in the amounts owed hereunder by the Company. Notwithstanding any other provision of this Agreement to the contrary, if Recipient is a "specified employee" within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after Recipient’s "separation from service" (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following Recipient’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to Recipient in a lump-sum cash payment on the earlier of (i) the first regular payroll date of the seventh month following the month in which the Recipient’s separation from service occurs or (ii) the 10th business day following Recipient’s death. If Recipient’s termination of employment hereunder does not constitute a "separation from service" within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of Recipient’s employment and which are subject to Code Section 409A shall not be paid until Recipient has experienced a "separation from service", or other permitted payment event, within the meaning of Code Section 409A. If the 60 day Release period covers two taxable years, then to the extent required by Code Section 409A, any portion of the Aggregate Settlement Amount that otherwise would be paid in such first taxable year instead shall be withheld and paid in such second taxable year. Neither the Company nor any of its Subsidiaries or affiliates shall have any liability or obligation to Recipient in the event that this Agreement does not comply with, or is not exempt from, Code Section 409A.

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18. Execution of this Agreement. If the Recipient does not sign and return this Agreement, the Company is not obligated to provide the Recipient with any benefit hereunder and may refuse to issue any cash or other payments to the Recipient in connection with this Grant. If the Recipient receives any cash or other payments in connection with this Grant but has not signed and returned this Agreement, he will be deemed to have accepted and agreed to the terms set forth herein.

CDI CORP.	RECIPIENT

By: /s/ Scott J. Freidheim__	Signature: __/s/ D. Hugo Malan___
Name: Scott J. Freidheim	Print Name: _D. Hugo Malan_______
Title: CEO	Date: 1-1-15____ _________

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ATTACHMENT 11

Hypothetical 1

•	The only Extraordinary Cash Dividend during the Measurement Period with a record date before the end of the Performance Period commencing on October 1, 2016 was $3.00 per share.

•	Prior to the Performance Period commencing on October 1, 2016, no portion of the Performance Requirements have been satisfied.

•
With respect to the Performance Period commencing on October 1, 2016, (i) the average Daily Value equals $33.00, (ii) the Daily Value for 30 of such trading days was $35.00, the Daily Value for another 30 of such trading days was $34.00 and the Daily Value for another 30 of such trading days was $30.00 and (iii) the lowest Daily Value during the last 20 trading days was $35.00. The Daily Value on the last day of such Performance Period was $35.00.

•
Based on the foregoing, the Reference Price for such Performance Period is $33.00 (which is the highest number that does not exceed the amount determined under any of clause (i) ($33.00), clause (ii) ($34.00) or clause (iii) ($35.00)). Because $33.00 is greater than the Reference Price Minimum Hurdle (which as of the end of such Performance Period was $31.58), the Performance Requirements for the Performance Period commencing on October 1, 2016 were satisfied for $2,269,791.01 (which equals $2,000,000 + ($3,000,000 X (($33.00 - $31.58) / ($47.37 - $31.58))).

•
Based on such achievement, the number of PSUs that will be treated as Performance Satisfied PSUs would equal 64,851.17 ($2,269,791.01 / $35.00). Such Performance Satisfied PSUs would then be immediately converted to their Settlement Amount, which equals $2,269,791.01 (the sum of the Fair Market Value of such Performance Satisfied PSUs on the last day of such Performance Period ($2,075,237.50), plus the Accumulated Dividend Equivalent Value of such Performance Satisfied PSUs ($194,553.51)).

•	Subject to Section 8, such amount ($2,269,791.01) would then be paid as provided in Section 6 only upon the satisfaction of the Time-Based Requirements.

Hypothetical 2

•	The facts are the same as Hypothetical 1.

•
Prior to the end of the Performance Period commencing on March 1, 2017, no additional portion of the Performance Requirements have been satisfied (beyond those satisfied under Hypothetical 1 above), nor have any additional Extraordinary Cash Dividends been declared.

1     Certain amounts on this Attachment have been rounded two decimal places for ease of illustration. No rounding would occur in the determination of amounts actually earned.

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•	With respect to the Performance Period commencing on March 1, 2017, the Reference Price is determined to be $32.00 applying the same principles as applied in Hypothetical 1.

•
Based on the foregoing, the Reference Price for such Performance Period did not exceed the Reference Price Minimum Hurdle (which at such time was $33.00), and as such, no portion of the Performance Requirements was satisfied during such Performance Period. However, the Performance Requirements for the previous Performance Period (commencing on October 1, 2016) remain satisfied, resulting in an Aggregate Settlement Amount of $2,269,791.01 (to be paid if and only if the Time-Based Requirements are satisfied, subject to Section 8).

Hypothetical 3

•	The facts are the same as Hypotheticals 1 and 2.

•
Prior to the end of the Performance Period commencing on July 2, 2017, no additional portion of the Performance Requirements have been satisfied (beyond those satisfied under Hypothetical 1 above), nor have any additional Extraordinary Cash Dividends been declared.

•
With respect to the Performance Period commencing on July 2, 2017, (i) the average Daily Value equals $36.00, (ii) 30 trading days during such period had a Daily Value of $32.00, while the other 60 trading days had a Daily Value of $38.00 and (iii) the lowest Daily Value for the last 20 trading days was $38.00. The Daily Value on the last trading day of such Performance Period was $38.00.

•
Based on the foregoing and applying the same principles as applied in Hypothetical 1, the Reference Price was $36.00. Because $36.00 is greater than the Reference Price Minimum Hurdle (which as of the end of such Performance Period was $33.00 as per Hypotheticals 1 and 2 above), the Performance Requirements for the Performance Period commencing on July 2, 2017 were satisfied. As the result of such achievement, the aggregate amount with respect to which the Performance Requirements are satisfied for such Performance Period and all prior Performance Periods equals $2,839,772.01 ($2,000,000 + ($3,000,000 X (($36.00-$31.58) / ($47.37-$31.58)). Because the Performance Requirements were already satisfied for $2,269,791.01, the additional amount with respect to which the Performance Requirements were satisfied for the Performance Period commencing on July 2, 2017 was $569,981 ($2,839,772.01 - $2,269,791.01).

•
Based on such achievement, the additional number of PSUs that will be treated as Performance Satisfied PSUs would equal 14,999.50 ($569,981 / $38.00). Such Performance Satisfied PSUs would then be immediately converted to their Settlement Amount, which equals $569,981 (the sum of the Fair Market Value of such Performance Satisfied PSUs ($524,982.50), plus the Accumulated Dividend Equivalent Value of such Performance Satisfied PSUs ($44,998.50)).

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•
As of the end of the Performance Period commencing on July 2, 2017, the Aggregate Settlement Amount would be $2,839,772.01 ($2,269,791.01 for the Performance Period commencing on October 1, 2016, plus $569,981 for the Performance Period commencing on July 2, 2017). Subject to Section 8, such Aggregate Settlement Amount would be paid if and only if the Time-Based Requirements are satisfied.

Hypothetical 4

•	Assume that as of December 1, 2017, the Aggregate Settlement Amount was $3,000,000 and on such date, the Recipient makes the special election described in Section 8 of the Agreement.

•
In such event, provided that Recipient either remains employed with the Company or a Subsidiary through December 1, 2018, or prior to such date, the Recipient’s employment with the Company or any of its Subsidiaries is terminated by the Company or any of its Subsidiaries without Cause or due to the Recipient’s Total Disability, by the Recipient for Good Reason following a Sale of the Company, or as the result of the Recipient’s death, then the Recipient shall become fully vested in such amount, with such amount to be paid as provided in Section 8 of the Agreement.

•
If, after such election is made, based on the Reference Price during a Performance Period that ends following the date such election is made, the Aggregate Settlement Amount would have increased above $3,000,000 but for such election, the Recipient shall not receive any portion of such increased Aggregate Settlement Amount. Instead, as the result of such election, the maximum Aggregate Settlement Amount payable to the Recipient under the Agreement shall be $3,000,000.

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